Exhibit 99.2
3rd Quarter 2004 Conference Call

Mr. Hogan - Good Morning - I will begin with financial information and our current expectations for the remainder of 2004. David will follow up with his perspective of the current freight environment, as well as efficiency measures, and driver and equipment updates.

     I will state in advance that this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This information is in accordance with the company's current expectations and is subject to certain risks and uncertainties and we would encourage you to review those risks in the company's filings with the Securities Exchange Commission.

I would like to begin with some miscellaneous financial information that was not covered in our press release:

o End of quarter owner operators - 238, 8% of the miles for this quarter versus 11% of the miles last year.

o    Revenue  equipment  -  For  the  quarter,   capital   expenditures  net  of
     dispositions were $18 million.

o We averaged for the quarter about 1,040 teams which were 170 fewer than the third quarter of 2003 and about 40 fewer than the second quarter of 2004.

o Revenue equipment rental expense was $8.8 million in the third quarter of 2004 compared to $6.9 million in the third quarter of 2003.

o An approximate 150 mile per load reduction in our average length of haul was a contributing factor in our deadhead or non revenue miles increasing about 120 basis points to 8.9% from 7.7% last year.

o The actuarial study of our claims accruals that we previously announced has not been completed and we expect the results of the study to be available during the fourth quarter.

o    The  third  quarter  of  2004  includes  interest  related  to  a  proposed
     disallowed   deduction   by  the  IRS  that   resulted  in  an  expense  of
     approximately $400,000 or $.02 per diluted share. Excluding the interest expense charge, our earnings would have been $.34 for the quarter. Additionally, last year we had a $.01 per share benefit from a FAS 133 adjustment, so we had a $.03 per share swing in interest expense that's not related to our operations.
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Regarding  expenses,  our after-tax cost per mile increased $.11 to $1.242.  The three areas that comprised the majority of the increase were driver pay, fuel net of surcharge revenue and insurance. Salaries and wages are up $.044 per mile due to the result of three driver pay increases we instituted this year, and a result of our owner operator fleet being down versus year ago, our company trucks ran 92% of the miles this year versus 89% of the total miles a year ago.

Several factors negatively impacted net fuel expense (fuel expense less fuel surcharge revenue) by $2.5 million or $.10 per share. Diesel prices averaged $.39 per gallon higher than the third quarter a year ago and our fuel economy was about 2.5% worse than year ago due to the growth of the 2002 emission compliant engines as a percentage of the total fleet. Our fuel surcharge revenue did help us recover 79% of the increased cost of fuel. The amount we are not able to recover continues to grow as the gross cost of fuel grows as well as the fuel economy of the trucks is worse today due the new emission compliant engines. During the fourth quarter, we will be discussing our new fuel surcharge program with our customers. Our cost of fuel, net of surcharge revenue, for the quarter was $.213 per company mile versus $.189 per company mile in the third quarter of 2003, which is a difference of $.025 per company mile or $.10 per share.

Insurance and claims expense is up $.022 per mile versus the same quarter last year. Our accident experience this quarter was good, and was about the same as last year's quarter. However, we had unfavorable development regarding some large older claims that impacted this year's expense. The combination of workers compensation (which is included within salaries and wages) and insurance and claims expense on a per mile basis was the same as the second quarter of 2004. From February 2001 until March of 2003 our deductibles went from $5000 per occurrence to $2 million per occurrence. Due to the rapid increase in deductibles and the size to which our claims accrual has grown, management felt it should obtain an independent study of its reserves and accrual process as one factor to use in evaluating the adequacy of our reserves. The review began in September and we expect it to be completed in the fourth quarter.

For the quarter, our balance sheet debt remained essentially constant at $60 million and we paid down $6 million in off balance sheet financing. As of the end of September, we had $202 million in stockholder's equity which resulted in a debt-to-total capitalization ratio of 23%, while our book value per share ended the quarter increased to $13.63 per share.
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We are pleased about the continued  margin  improvement that we exhibited in the third quarter. We are still not planning on adding any growth to our fleet until we achieve at least a 90 operating ratio. During the fourth quarter, we expect the fleet to be about the same size as the third quarter, but will down versus the fourth quarter of 2003 by 4% to 5%. For the fourth quarter, we expect our revenue per tractor per week to be up about 1% to 2% over year ago, and our costs to be up about 1% sequentially from the third quarter, mainly because of the full quarter effect of the September driver pay increase. We expect earnings for the fourth quarter will be in the range of $.30 to $.34 per share, excluding any effects of the actuarial study we have mentioned. Capital expenditures, net of proceeds from dispositions, are expected to be in the range of $50 to $55 million for the year of which we have spent $27 million through the nine months of this year. Depending on how we finance the acquisition of revenue equipment, the capital expenditure amount may be off balance sheet in the form of operating leases. Due to the complications of forecasting the business and the time and energy required to monitor internal forecasts compared to external expectations, the fourth quarter of 2004 will be our last quarter of giving out future expectations. Nothing will change regarding our responsiveness to analysts and shareholders questions and requests for investors meetings; we will just not be giving out public guidance anymore.

Mr. Parker - Overview of the Quarter

Thanks Joey, I continue to see positive moves within our profit improvement objectives in that we were able to improve our operating ratio by 130 basis points, even with a $.10 per share negative impact versus a year ago in fuel, even with 5% to 6% of the fleet unmanned, even with freight slowing slightly during the summer and with us working through four major storms in the southeast during the quarter. Our main accomplishment during the quarter was that we were able to grow our revenue per loaded mile by $.15 per mile or 12% during the quarter, which followed a 10% increase in the second quarter. These increases helped produce an increase in our revenue per truck per week of slightly over 2% to $3,035 per truck. Truck capacity continues to be very tight and requests for dedicated capacity also continue to come in at a very high pace. We believe the combination of improvements in our pricing philosophy and the continuation of the current relationship between demand and truck capacity will enable us to improve our revenue per truck per week throughout the remainder of 2004. On the negative side, our utilization was down. The main issues are a shortage of

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drivers,  fewer teams and a shorter length of haul. The combination of having 5%
to 6% of our fleet unmanned versus virtually zero last year and that we have 170 fewer teams than a year ago, negatively impacted our utilization by 7.5% versus a year ago. The open truck situation continues to be a major focus of ours. We have raised driver pay three times this year, while examining traffic lanes and growing our dedicated division in order to improve our drivers' quality of life. After the accessorial pay increase in January and an across the board pay increase in March, we instituted an increase effective September 1 focused on retention of drivers.

o Customers and Rates - For the quarter, our top 100 accounts represented 83% of total volume and grew 26%. We have 28 new accounts in the top 100. Excluding the new accounts, the remaining top 100 were up 8%. Obviously with our freight revenue in total being flat with a year ago, and our top 100 accounts growing greatly, we are concentrating our capacity with customers that will pay us a fair price and work with us to increase efficiencies within their supply chain.

For the quarter, as a percentage of revenue:
Transportation                      32%
Retail                              23%
Paper/packaging                     12%
Food & Beverage                      9%
Manufacturing                        8%
Floorcoverings                       5%
Consumer Goods                       4%
Auto                                 3%
Housing materials                    2%
Electronics                          2%

As we said earlier, our rates are up 12% over year ago. We expect rates for the fourth quarter to be up about 1% sequentially versus the third quarter or about 8% over year ago. We expect the rate of growth over year ago to begin to
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narrow in future  periods  because  rates  really  began  climbing for us in the fourth quarter of 2003. In fact, rates grew sequentially almost 3% per quarter from the third quarter of 2003 to the fourth quarter of 2003. Our 2004 objectives of growing our rates and our dedicated division continued to unfold throughout the third quarter. Even though our length of haul has declined about 150 miles versus a year ago and contributed to our rate increases, we have raised our rates nicely in all lengths of haul. Particularly, we raised our rates in our medium haul or "tweener" loads by $.09 per mile and the percentage of loads have decreased from 28% in the third quarter of 2003 to 24% in the third quarter of 2004. Our dedicated division has grown by 48% or 180 trucks to 557 trucks since the first quarter of 2004. Also, we are working hard this quarter to roll out a new surcharge program that if successful will cover the rising cost of diesel fuel and the reduced fuel economy of the new 2002 emission compliant engines.

o New Engines - We currently have in service almost 2300 or 69% of our company-owned fleet equipped with new emission compliant engines. We continue to be pleased with the performance of the engines versus our expectations. We are currently seeing approximately 4% fuel degradation and no significant maintenance increase versus the pre EGR engines.

o That concludes our prepared comments and we will now open up for any questions.